FEDERATED DEPARTMENT STORES, INC.

Contacts:
             Media - Jim Sluzewski
                           513/579-7764
             Investor - Susan Robinson
                           513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED PLANS 2-FOR-1 STOCK SPLIT
Company to seek shareholder authorization to increase number of common shares;
Board of Directors approves dividend increase

CINCINNATI, OHIO, March 28, 2006 - The Board of Directors of Federated Department Stores, Inc. today said it intends to split the company's common stock on a two-for-one basis if shareholders approve an increase in the number of authorized shares of Federated common stock.  The intended stock split would be effected through a stock dividend entitling each shareholder of record to receive one additional share of common stock for every one share owned.

            The company will seek shareholder approval for an increase in the number of authorized shares of Federated common stock. A vote to increase the number of common shares authorized from 500 million to 1 billion will be conducted in conjunction with Federated's Annual Meeting on May 19, 2006.

            If shareholders vote in favor of the increased authorization, the Board of Directors plans to approve the stock split, and additional shares issued as a result of the stock dividend would be distributed after close of trading on June 9, 2006, to shareholders of record on May 26, 2006. Following the approval of the stock split, shareholders would not need to exchange existing stock certificates and would receive a Direct Registration Statement at the time of the split, reflecting the newly issued shares. Trading would begin on a split-adjusted basis on June 12, 2006.

            This action would represent the first stock split since Federated was listed in its current form on the New York Stock Exchange in February 1992.

            In addition, the Board of Directors has declared a 2 percent increase in the quarterly cash dividend payable July 3, 2006, to Federated shareholders of record at the close of business on June 16, 2006. If the stock splits, the quarterly dividend will be 12.75 cents per outstanding common share. If the stock does not split, the quarterly dividend will be 25.5 cents per outstanding common share.

            "These actions reflect our confidence in the future operating results and cash flow of the company, as well as our ongoing determination to build long-term shareholder value," said Terry J. Lundgren, Federated's chairman, president and chief executive officer.

            Additional information regarding shareholder approval of an increase in the number of authorized shares of Federated common stock is included in the preliminary proxy statement that Federated plans to file no later than Wednesday, March 29, 2006, with the Securities and Exchange Commission.  Shareholders are encouraged to read the preliminary proxy statement and the final proxy statement when it becomes available because they contain important information.  A copy of the preliminary proxy statement may be obtained from the Securities and Exchange Commission's website, www.sec.gov, for free.

            Federated, its directors, executive officers and certain other members of management and employees, as well as its proxy solicitor, Georgeson Shareholder Communications Inc., may be soliciting proxies from shareholders in favor of the proposal to increase the number of authorized shares.  Information concerning the participants in the solicitation is included in the preliminary proxy statement and will be included in the final proxy statement.

            All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, the risk the company will not be able to divest the assets that its intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, the risk that the company is not able to realize cost synergies expected from the merger with May Company or is not able to integrate the May Company as anticipated, the risk that shareholders will not approve an increase in the number of authorized shares of Federated common stock, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

            Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores and more than 720 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

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 (NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)